Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Bobbi Chaville
	Senior Vice President	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4289
	(925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS RECORD THIRD QUARTER EARNINGS;
UPDATES FOURTH QUARTER 2008 GUIDANCE

     Pleasanton, California, November 19, 2008 -- Ross Stores, Inc. (Nasdaq: ROST) today reported that earnings per share for the 13 weeks ended November 1, 2008 increased 22% to $.44, from $.36 for the 13 weeks ended November 3, 2007. Net earnings for the third quarter ended November 1, 2008 grew to a record $57.3 million, up from $48.7 million for the third quarter ended November 3, 2007. Fiscal 2008 third quarter sales increased 6% to $1.555 billion, with comparable store sales even with the prior year period.

     For the nine months ended November 1, 2008, earnings per share increased 30% to $1.57, from $1.21 for the nine months ended November 3, 2007. Net earnings for the year-to-date period in 2008 grew to a record $208.1 million, up from $166.6 million in the prior year period. Sales for the first nine months of 2008 increased 10% to $4.752 billion, with comparable store sales up 3%.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “We are pleased with our solid third quarter earnings growth, especially considering the very challenging macro-economic and retail environment. The ongoing resilience and flexibility of our off-price business model enabled us to respond to these external pressures by further reducing both inventories and expenses. These actions, along with better-than-expected shortage results from our annual physical inventory during the quarter, enabled us to protect profit margins and deliver earnings per share at the high end of our original guidance.”

     Mr. Balmuth continued, “Operating margin in the third quarter increased about 70 basis points to 6.1%, as a 130 basis point gain in gross margin was partially offset by a 60 basis point increase in selling, general and administrative expenses. Higher merchandise margin was the main driver of this improved profitability, as strict inventory management increased our open-to-buy position and drove faster turns and lower markdowns. As noted above, we also benefited from lower shrink results due to efficient execution of our shortage control initiatives over the past year. The increase in selling, general and administrative costs was driven in part by a shift of payroll dollars associated with the receipt of holiday merchandise from this year’s fourth quarter into the third quarter. Also, as expected, comparisons were affected by a construction-related settlement at one of our distribution facilities in the third quarter of 2007 that benefited that prior year period by about 25 basis points.”

     Mr. Balmuth also noted, “Both our balance sheet and cash flows remain strong and healthy. During the first nine months of 2008, we continued to return capital to stockholders through our dividend and stock repurchase programs, buying back a total of 7.0 million shares of common stock for an aggregate of $231 million. We remain on track to complete during 2008 approximately $300 million of our current two-year $600 million stock repurchase program.”

     Looking ahead, Mr. Balmuth said, “We believe our stores are competitively positioned to appeal to an increasingly value-driven customer as we enter the important fourth quarter. Our merchants have been able to take advantage of the increased supply of terrific close-out opportunities in today’s markets to create fresh and exciting assortments of sharply-priced name-brand bargains and gifts. Compared to most other retailers, our steadfast focus on delivering compelling values has helped to offset some of the impact on our business from the recent slowdown in consumer spending. That said, based on the increasingly difficult macroeconomic and retail climate and our expectation of a very promotional holiday season, we believe it is prudent to adopt a more conservative outlook for the fourth quarter.”

     “As a result, while we hope to do better, for the 13 weeks ending January 31, 2009, we now are projecting comparable store sales to decline 1% to 3% and forecasting earnings per share to be in the range of $.69 to $.75, compared to $.70 in the 2007 fourth quarter. For the 2008 fiscal year ending January 31, 2009, we now are forecasting earnings per share in the range of $2.26 to $2.32, for a projected increase of 19% to 22% over $1.90 in fiscal 2007,” Mr. Balmuth concluded.

     The Company will provide additional details concerning its third quarter results, projected fourth quarter and fiscal 2008 guidance, and business outlook on a conference call to be held on Wednesday, November 19, 2008 at 11:00 a.m. Eastern time. Participants may listen to a real time audio webcast of the conference call by visiting the Company’s website located at www.rossstores.com. A recorded version of the call will be available through November 26, 2008 via a telephone recording at 706-645-9291, PIN # 34960252 as well as at the website address.

     Forward-Looking Statements: This press release and the recorded comments on our website contain forward-looking statements regarding expected sales and earnings levels in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include, without limitation, competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from uncertainty in financial and credit markets and higher gas and commodity prices; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the development and implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2007 and Form 10-Q’s and 8-K’s for fiscal 2008. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2007 revenues of $6.0 billion. As of November 1, 2008, the Company operated 906 Ross Dress for Less® (“Ross”) stores and 57 dd’s DISCOUNTS® locations, compared to 841 Ross and 52 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
	November 1,	November 3,	November 1,	November 3,
($000, except stores and per share data, unaudited)	2008	2007	2008	2007
Sales	$1,555,287	$1,468,337	$4,752,027	$4,323,510

Costs and expenses
Cost of goods sold	1,198,451	1,150,754	3,635,230	3,353,318
Selling, general and administrative	262,534	238,847	779,045	698,376
Interest income, net	(15)	(12)	(2,688)	(1,338)
Total costs and expenses	1,460,970	1,389,589	4,411,587	4,050,356

Earnings before taxes	94,317	78,748	340,440	273,154
Provision for taxes on earnings	37,047	30,066	132,386	106,565
Net earnings	$57,270	$48,682	$208,054	$166,589

Earnings per share
Basic	$0.44	$0.36	$1.60	$1.23
Diluted	$0.44	$0.36	$1.57	$1.21

Weighted average shares outstanding (000)
Basic	128,930	134,429	130,119	135,856
Diluted	131,099	136,215	132,324	138,172

Dividends per share
Cash dividends declared per share	$0.10	$0.08	$0.19	$0.15

Stores open at end of period	963	893	963	893

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	November 1,	November 3,
($000, unaudited)	2008	2007
Assets

Current Assets
Cash and cash equivalents	$231,241	$151,548
Short-term investments	2,833	6,177
Accounts receivable	47,104	47,515
Merchandise inventory	1,093,082	1,119,070
Prepaid expenses and other	62,591	57,392
Deferred income taxes	19,805	32,647
Total current assets	1,456,656	1,414,349

Property and equipment, net	931,891	828,487
Long-term investments	39,072	32,827
Other long-term assets	55,020	67,979
Total assets	$2,482,639	$2,343,642

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable, accrued expenses and other	$1,098,755	$1,012,904
Total current liabilities	1,098,755	1,012,904

Long-term debt	150,000	150,000
Other long-term liabilities	162,134	170,214
Deferred income taxes	85,860	79,621

Commitments and contingencies

Stockholders' Equity	985,890	930,903
Total liabilities and stockholders' equity	$2,482,639	$2,343,642

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	November 1,	November 3,
($000, unaudited)	2008	2007
Cash Flows From Operating Activities
Net earnings	$208,054	$166,589
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	100,919	89,746
Stock-based compensation	17,156	19,535
Deferred income taxes	6,795	(22,987)
Tax benefit from equity issuance	8,105	5,601
Excess tax benefits from stock-based compensation	(5,850)	(4,697)
Change in assets and liabilities:
Merchandise inventory	(67,787)	(67,341)
Other current assets	(19,272)	(30,557)
Accounts payable	61,982	(33,277)
Other current liabilities	48,646	(19,933)
Other long-term, net	10,085	29,726
Net cash provided by operating activities	368,833	132,405
Cash Flows From Investing Activities
Additions to property and equipment	(175,468)	(176,790)
Proceeds from sales of property and equipment	117	0
Purchases of investments	(32,942)	(63,213)
Proceeds from investments	33,833	61,162
Net cash used in investing activities	(174,460)	(178,841)
Cash Flows From Financing Activities
Issuance of common stock related to stock plans	45,599	12,789
Excess tax benefits from stock-based compensation	5,850	4,697
Treasury stock purchased	(3,560)	(3,638)
Repurchase of common stock	(231,404)	(152,598)
Dividends paid	(37,197)	(30,654)
Net cash used in financing activities	(220,712)	(169,404)
Net decrease in cash and cash equivalents	(26,339)	(215,840)
Cash and cash equivalents:
Beginning of period	257,580	367,388
End of period	$231,241	$151,548
Supplemental Cash Flow Disclosures
Interest paid	$4,834	$4,834
Income taxes paid	$139,215	$142,767
Non-Cash Investing Activities
Change in fair value of investment securities -unrealized (loss) gain	$(4,069)	$570